Exhibit 99.1

Brookline Bancorp Announces 2004 First Quarter Operating Results and Dividend Declaration

    BROOKLINE, Mass.--(BUSINESS WIRE)--April 15, 2004--Brookline Bancorp, Inc. (the "Company") (NASDAQ:BRKL) announced today that it earned $4,652,000, or $0.08 per share on a basic and diluted basis, in the 2004 first quarter compared to a net loss of $148,000, or $0.00 per share on a basic and diluted basis, in the 2003 first quarter. The net loss in the 2003 quarter resulted from a $5,515,000, or $0.10 per share, charge to earnings related to a previously reported dispute with the Massachusetts Department of Revenue over the state tax treatment of the Company's real estate investment trust ("REIT") subsidiary. The dispute was settled in the second quarter of 2003 and resulted in an after-tax credit of $2,727,000, or $0.05 per share, in that quarterly period.
    Excluding the $5,515,000 charge mentioned in the preceding paragraph, net income in the 2003 first quarter was $5,367,000, or $715,000 higher than 2004 first quarter earnings. The decline in 2004 was attributable primarily to (a) the expense of stock awarded under the 2003 recognition and retention plan approved by the stockholders in August 2003 ($690,000, or $401,000 on an after tax basis), (b) the expensing of dividend equivalent rights resulting from the payment of a $0.20 special dividend to stockholders in February 2004 ($375,000, or $218,000 on an after-tax basis), (c) expenses related to a new branch opened in September 2003 and (d) less net interest income due to continuation of a low interest rate environment.
    The Company entered the indirect automobile lending business in the first quarter of 2003. Total indirect automobile loans outstanding grew to $211 million at the end of 2003 and $274 million at March 31, 2004. The average credit score of all loans outstanding at March 31, 2004 was over 730 and the total of loans with credit scores below 660 was less than 10%. The total of loans delinquent over 30 days at that date was $1,079,000, or 0.39% of the indirect automobile loan portfolio.
    Despite an increase in average interest-earning assets of $122 million, or 8.6%, in the 2004 first quarter compared to the 2003 first quarter, total net interest income declined $248,000, or 2.0%, between the two periods. The decline was attributable to continuation of an interest rate environment that is the lowest in over forty years. Since a high percent of the Company's assets (39% in the 2004 first quarter) are funded by stockholders' equity for which there is no charge for interest expense, declining rates cause a greater reduction in interest income from lower asset yields than the reduction in interest expense from lower rates paid on deposits and borrowed funds. Continuation of the current low interest rate environment, or further reductions in interest rates, would likely have a negative impact on the Company's future net interest income and net interest margin. Conversely, rising interest rates would likely have a positive impact on the Company's future net interest income and net interest margin.
    As a result of the low interest rate environment, not only are new loans originated and investments purchased at lower yields but existing higher yielding loans and investments secured by mortgage loans are subject to prepayment before scheduled maturities. Prepayment of higher yielding assets in a declining interest rate environment can have a detrimental effect on net interest income. The Company experienced such an effect during the past two years and continued to experience such an effect in the first quarter of 2004.
    In the second half of 2002 and the first four months of 2003, the Company invested a substantial part of the proceeds from its July 2002 stock offering in collateralized mortgage obligations and pass-through mortgage-backed securities (collectively "mortgage securities") with relatively short maturities. Because of the declining interest rate environment, the investments were purchased at a premium which was to be amortized over the estimated life of the securities. Unprecedented prepayment of loans underlying the mortgage securities during 2003 shortened the estimated life of the securities significantly, thus necessitating the accelerated expensing of part of the premiums paid to purchase the securities. Prepayments, which started to subside in the latter part of 2003, picked up once again in the first quarter of 2004. Due primarily to prepayments, the Company's investment in mortgage securities declined from $315 million at March 31, 2003 to $137 million at December 31, 2003 and $124 million at March 31, 2004. Total premium amortization in the 2004 first quarter was $889,000, $357,000 of which was accelerated amortization caused by prepayments. The remainder of unamortized premium at March 31, 2004 was $1,626,000. Of that amount, $1,074,000 is scheduled to amortize over the remainder of 2004. Continuation of higher than anticipated prepayments could require accelerated expensing in 2004 of the difference between the total unamortized premium at March 31, 2004 and the amount scheduled to be amortized in 2004.
    During the first quarter of 2004, approximately $30.8 million of mortgage loans were prepaid in entirety and a pay down of $4.0 million occurred on a construction loan. Much of the mortgage loan prepayments resulted from the sale of underlying multi-family and commercial real estate properties. While the pay-offs generated prepayment fee income of $863,000, they contributed to the decline in the average yield on the mortgage loan portfolio to 5.90% in the 2004 first quarter. The yield on that portfolio was 6.47% in the 2003 first quarter.
    Prepayments also occurred in the indirect automobile loan portfolio. Approximately $9.4 million was prepaid due in part to aggressive loan promotions by credit unions, banks and credit card issuers. In connection with the origination of indirect automobile loans, the interest rate charged to the borrower by the car dealer usually exceeds the "buy rate" or the rate earned by the Company. The difference between the two rates is referred to as the "spread." The computed dollar value of the spread is prepaid by the Company to the car dealer and included in deferred loan origination costs. Such costs, which are generally subject to rebate in the event the underlying loans are prepaid within a few months, are amortized as a charge to interest income over the life of the related loans. Due to loan prepayments after the rebate period, $340,000 of accelerated amortization of deferred loan origination costs was charged to interest income in the 2004 first quarter.
    Non-interest income in the 2004 first quarter was $921,000 higher than in the 2003 first quarter due primarily to greater mortgage loan prepayment fees, securities gains and income from the Company's equity investment in a specialty finance company. Non-interest expenses in the 2004 first quarter were $1,707,000 higher than the 2003 first quarter due primarily to the expense of the 2003 recognition and retention plan, dividend equivalent rights, a new branch office and operations related to indirect automobile lending activity.
    Total assets were $1.591 billion at March 31, 2004 compared to $1.524 billion at December 31, 2003 and $1.424 billion at March 31, 2003. Net loans as a percent of total assets increased from 58.1% at March 31, 2003 to 70.0% at March 31, 2004. Loan growth, most of which occurred in the indirect automobile lending segment, was funded by proceeds from mortgage securities, deposit growth and borrowings from the Federal Home Loan Bank. Deposit growth of $30 million in the 2004 first quarter was due primarily to a special promotion.
    Stockholders' equity declined from $606.7 million at December 31, 2003 to $596.2 million at March 31, 2004 due to payment of a special dividend of $0.20 per share to stockholders in excess of net earnings.

    The Board of Directors of the Company approved a quarterly dividend of $0.085 per share of common stock to stockholders of record as of April 30, 2004 and payable May 17, 2004.

    This press release contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Projections about future events are subject to risks and uncertainties that could cause actual results to differ materially. Factors that might cause such differences include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations and competition.


               BROOKLINE BANCORP, INC. AND SUBSIDIARIES
                      Consolidated Balance Sheets
                   (In thousands except share data)

                                   March 31, December 31,    March 31,
                                       2004         2003         2003
                                ------------ ------------ ------------

            ASSETS
Cash and due from banks         $   14,886   $   15,131   $   11,651
Short-term investments             140,402      127,572      148,897
Securities available for sale      285,768      287,952      393,017
Securities held to maturity
 (market value of $1,308,
 $1,381 and $3,776,
 respectively)                       1,272        1,343        3,717
Restricted equity securities        14,239       11,401        9,423
Loans, excluding money market
 loan participations             1,129,540    1,072,740      842,811
Money market loan
 participations                          -        2,000        8,700
Allowance for loan losses          (16,388 )    (16,195 )    (15,424 )
                                -----------  -----------  -----------
   Net loans                     1,113,152    1,058,545      836,087
                                -----------  -----------  -----------
Other investment                     4,256        4,251        3,917
Accrued interest receivable          5,306        5,248        5,150
Bank premises and equipment,
 net                                 2,683        2,737        2,175
Deferred tax asset                   8,109        8,843        9,516
Other assets                         1,135        1,011          496
                                -----------  -----------  -----------
   Total assets                 $1,591,208   $1,524,034   $1,424,046
                                ===========  ===========  ===========

     LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits                        $  709,641   $  679,921   $  663,018
Borrowed funds                     267,281      220,519      123,945
Mortgagors' escrow accounts          5,253        4,565        4,790
Income taxes payable                 1,734        1,489       10,248
Accrued expenses and other
 liabilities                        11,146       10,856        8,534
                                -----------  -----------  -----------
   Total liabilities               995,055      917,350      810,535
                                -----------  -----------  -----------

Stockholders' equity:
  Preferred stock, $0.01 par
   value; 50,000,000 shares
   authorized; none issued               -            -            -
  Common stock, $0.01 par
   value; 200,000,000 shares
   authorized; 60,275,256
   shares, 60,160,530 shares
   and 58,924,935 shares
   issued, respectively                603          602          589
  Additional paid-in capital       470,248      469,493      450,893
  Retained earnings, partially
   restricted                      157,439      169,417      180,720
  Accumulated other
   comprehensive income (A)          2,411        2,529        3,279
  Treasury stock, at cost -
   1,335,299 shares,
   1,335,299 shares and
   1,305,299 shares,
   respectively                    (17,017 )    (17,017 )    (16,635 )
  Unearned compensation -
   recognition and retention
   plans                           (13,233 )    (13,960 )       (701 )
  Unallocated common stock held
   by ESOP - 788,323 shares,
   803,356 shares and 849,863
   shares, respectively             (4,298 )     (4,380 )     (4,634 )
                                -----------  -----------  -----------
     Total stockholders' equity    596,153      606,684      613,511
                                -----------  -----------  -----------

     Total liabilities and
      stockholders' equity      $1,591,208   $1,524,034   $1,424,046
                                ===========  ===========  ===========

(A) Represents net unrealized gains on securities available for sale, net of taxes.



               BROOKLINE BANCORP, INC. AND SUBSIDIARIES
                   Consolidated Statements of Income
                   (In thousands except share data)

                                                Three months ended
                                                     March 31,
                                              -----------------------
                                                    2004        2003
                                              ----------- -----------
                                                    (unaudited)
Interest income:
  Loans                                          $15,059     $13,268
  Debt securities                                  1,506       3,253
  Marketable equity securities                        78         111
  Restricted equity securities                        70          77
  Short-term investments                             298         577
                                              ----------- -----------
   Total interest income                          17,011      17,286
                                              ----------- -----------

Interest expense:
  Deposits                                         2,697       3,442
  Borrowed funds                                   2,139       1,421
                                              ----------- -----------
   Total interest expense                          4,836       4,863
                                              ----------- -----------
Net interest income                               12,175      12,423
Provision for loan losses                            330         375
                                              ----------- -----------
   Net interest income after provision for
    loan losses                                   11,845      12,048
                                              ----------- -----------

Non-interest income:
  Fees and charges                                 1,121         546
  Gains on sales of securities, net                  581         328
  Swap agreement market valuation credit              39          18
  Other income                                       140          68
                                              ----------- -----------
   Total non-interest income                       1,881         960
                                              ----------- -----------

Non-interest expense:
  Compensation and employee benefits               2,535       2,352
  Recognition and retention plans                    728          40
  Occupancy                                          417         337
  Equipment and data processing                      993         627
  Advertising and marketing                          187         187
  Dividend equivalent rights                         375           -
  Other                                              606         591
                                              ----------- -----------
   Total non-interest expense                      5,841       4,134
                                              ----------- -----------

Income before income taxes                         7,885       8,874
                                              ----------- -----------

Income tax expense:
  Provision for income taxes                       3,233       3,507
  Retroactive assessment related to REIT               -       5,515
                                              ----------- -----------
   Total income tax expense                        3,233       9,022
                                              ----------- -----------

                                              ----------- -----------
   Net income (loss)                             $ 4,652     $  (148 )
                                              =========== ===========

Earnings per common share:
   Basic                                         $  0.08     $ (0.00 )
   Diluted                                          0.08       (0.00 )

Weighted average common shares outstanding
 during the period:
   Basic                                      57,076,261  57,468,369
   Diluted                                    58,055,753  57,468,369



               BROOKLINE BANCORP, INC. AND SUBSIDIARIES
                        Average Yields / Costs

                                         Three months ended March 31,
                                         ----------------------------
                                                     2004
                                         ----------------------------
                                                              Average
                                           Average   Interest  yield/
                                           balance      (1)     cost
                                         ----------- -------- -------
                                            (Dollars in thousands)
Assets
------
Interest-earning assets:
  Short-term investments                 $  121,359      $298  0.98 %
  Debt securities (2) (4)                   276,666     1,515  2.19
  Equity securities (2)                      24,111       177  2.94
  Mortgage loans (3)                        830,366    12,251  5.90
  Money market loan participations            1,726         5  1.16
  Other commercial loans (3)                 30,441       426  5.60
  Indirect automobile loans (3)             246,542     2,335  3.80
  Other consumer loans (3)                    2,240        42  7.50
                                         -----------  --------
   Total interest-earning assets          1,533,451    17,049  4.44 %
                                                      -------- -----
Allowance for loan losses                   (16,347)
Non-interest earning assets                  34,389
                                         -----------
   Total assets                          $1,551,493
                                         ===========

Liabilities and Stockholders' Equity
------------------------------------
Interest-bearing liabilities:
  Deposits:
   NOW accounts                          $   61,245        20  0.13 %
   Savings accounts (5)                      38,330        94  0.98
   Money market savings accounts            293,923       938  1.28
   Certificate of deposit accounts          255,015     1,645  2.59
                                         -----------  --------
     Total deposits                         648,513     2,697  1.67
  Borrowed funds (6)                        253,160     2,139  3.34
                                         -----------  --------
     Total interest bearing liabilities     901,673     4,836  2.15 %
                                                      -------- -----
Non-interest-bearing demand
    checking accounts                        32,833
Other liabilities                            15,747
                                         -----------
     Total liabilities                      950,253
Stockholders' equity                        601,240
                                         -----------
     Total liabilities and
      stockholders' equity               $1,551,493
                                         ===========
Net interest income (tax equivalent
 basis)/interest rate spread                           12,213  2.29 %
                                                               =====
Less adjustment of tax exempt income                       38
                                                      --------
Net interest income                                   $12,175
                                                      ========
Net interest margin                                            3.19 %
                                                               =====


                                         Three months ended March 31,
                                         -----------------------------
                                                     2003
                                         -----------------------------
                                                               Average
                                           Average    Interest  yield/
                                           balance       (1)     cost
                                         ------------ -------- -------
                                            (Dollars in thousands)
Assets
------
Interest-earning assets:
  Short-term investments                   $  191,207     $577  1.22 %
  Debt securities (2) (4)                     371,163    3,253  3.51
  Equity securities (2)                        22,872      229  4.02
  Mortgage loans (3)                          793,170   12,820  6.47
  Money market loan participations              3,921       13  1.34
  Other commercial loans (3)                   22,833      344  6.03
  Indirect automobile loans (3)                 2,911       29  4.04
  Other consumer loans (3)                      3,305       63  7.62
                                         ------------- --------
   Total interest-earning assets            1,411,382   17,328  4.91 %
                                                       -------- -----
Allowance for loan losses                     (15,187 )
Non-interest earning assets                    27,416
                                         -------------
   Total assets                            $1,423,611
                                         =============

Liabilities and Stockholders' Equity
------------------------------------
Interest-bearing liabilities:
  Deposits:
   NOW accounts                               $65,237       35  0.22 %
   Savings accounts (5)                        16,992       35  0.84
   Money market savings accounts              278,233    1,244  1.81
   Certificate of deposit accounts            265,539    2,128  3.25
                                         ------------- --------
     Total deposits                           626,001    3,442  2.23
  Borrowed funds (6)                          124,088    1,421  4.58
                                         ------------- --------
     Total interest bearing liabilities       750,089    4,863  2.63 %
                                                       -------- -----
Non-interest-bearing demand
    checking accounts                          27,017
Other liabilities                              16,319
                                         -------------
     Total liabilities                        793,425
Stockholders' equity                          630,186
                                         -------------
     Total liabilities and
      stockholders' equity                 $1,423,611
                                         =============
Net interest income (tax equivalent
 basis)/interest rate spread                            12,465  2.28 %
                                                                =====
Less adjustment of tax exempt income                        42
                                                       --------
Net interest income                                    $12,423
                                                       ========
Net interest margin                                             3.53 %
                                                                =====
------------------------------------
(1) Tax exempt income on equity securities and municipal bonds is included on a tax equivalent basis.

(2) Average balances include unrealized gains on securities available for sale. Equity securities include marketable equity securities (preferred and common stocks) and restricted equity securities.

(3) Loans on non-accrual status are included in average balances.

(4) Included in interest income on debt securities in the 2004 period is $357 of accelerated amortization of investment premium. Excluding this charge, the yield on the debt securities portfolio would have been 2.71%. Included in interest income on indirect automobile loans in the 2004 period is $340 of accelerated amortization of deferred loan origination costs due to prepaid loan payoffs. Excluding this charge, the yield on the indirect automobile loan portfolio would have been 4.35%. Excluding both of the charges, the yield on interest-earning assets would have been 4.62%.

(5) Savings accounts include mortgagors' escrow accounts.

(6) The 2003 period includes a $25 interest charge on a prepaid FHLB advance that relates to a prior period. Excluding this charge, the rate on borrowed funds would have been 4.50%.



               BROOKLINE BANCORP, INC. AND SUBSIDIARIES
               Selected Financial Ratios and Other Data

                                                   Three months ended
                                                       March 31,
                                                  --------------------
                                                     2004        2003
                                                  --------  ----------

Performance Ratios (annualized):
Return on average assets                            1.20 %   (0.04 ) %
Return on average stockholders' equity              3.09 %   (0.09 ) %
Return on average stockholders' equity,
 excluding effect of unrealized gains on
 securities available for sale, net of taxes        3.11 %   (0.09 ) %
Interest rate spread                                2.29 %    2.28   %
Net interest margin                                 3.19 %    3.53   %

Dividends paid per share during period            $0.285   $ 0.085



                                              At        At        At
                                        March 31,  Dec. 31, March 31,
                                            2004      2003      2003
                                      ---------- --------- ---------
                         (dollars in thousands except per share data)
Capital Ratio:
Stockholders' equity to total assets       37.47 %   39.81 %   43.08 %

Asset Quality:
Non-performing loans                     $    18   $    50   $   137
Non-performing assets                         84       133       137
Allowance for loan losses                 16,388    16,195    15,424
Allowance for loan losses as a percent
 of total loans                             1.45 %    1.51 %    1.83 %
Non-performing assets as a percent of
 total assets                               0.01 %    0.01 %       -

Per Share Data:
Book value per share                     $ 10.11   $ 10.31   $ 10.65
Market value per share                   $ 15.95   $ 15.34   $ 12.52

    CONTACT: Brookline Bancorp, Inc.
             Paul Bechet, 617-278-6405